Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

Exhibit 23.1

August 26, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

American Business Change Agents, Inc.

Roswell, Georgia

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/Pre-Effective Amendment No. 4, Registration Statement under the Securities Act of 1933, filed by American Business Change Agents, Inc. of our report dated July 7, 2010, relating to the financial statements of American Business Change Agents, Inc., a Nevada Corporation, as of and for the periods ending January 31, 2010 and 2009 and for the period from January 12, 2009 (inception) to January 31, 2010, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan